EXHIBIT 99.1

DON’T LET SHORT-TERM INVESTORS GAIN CONTROL OF YOUR COMPANY

PROTECT YOUR INVESTMENT BY DISCARDING ANY PROXY MATERIALS YOU MAY RECEIVE FROM DISSIDENT STOCKHOLDERS

February 14, 2008

Dear Fellow Shareholder:

    I am pleased to let you know that our annual meeting of shareholders will be held on March 7, 2008.  Our proxy material, including a WHITE proxy card, will be mailed to you shortly.

    It is important for you to know that a group of dissident shareholders, calling themselves The Lion Fund or The Committee to Enhance Steak ‘n Shake, is trying to place two of its nominees on your Board of Directors.  This group, which is led by a hedge fund manager named Sardar Biglari, has just launched what we believe will be a disruptive and costly proxy contest.  We believe that Mr. Biglari’s effort is a poorly disguised effort to gain control of the Steak ‘n Shake Company without paying any premium to you, their fellow shareholders.  In short, Mr. Biglari is, in our opinion, trying to take over your company without paying you anything in exchange.

    I am writing to you now to urge you to disregard any gold proxy that you may receive from the Lion Fund, Mr. Biglari and his associates.  In the coming days, we will be sending you our proxy materials and a WHITE proxy card that you can use to vote in support of your current Board and the initiatives it is currently pursuing.

    Your Board and Management Team are implementing initiatives which we believe will result in enhanced value for ALL Steak ‘n Shake shareholders.  We regret that Mr. Biglari has chosen this crucial stage in the Company’s evolution to launch what we believe is effectively a hostile takeover attempt.  However, with your support, we believe that we can defend against Mr. Biglari’s attempts and continue with our efforts to maximize the value of your investment.

THIS IS NOT THE RIGHT TIME TO SELL THE COMPANY

    In August 2007, the Board appointed a Special Committee, which thereafter engaged Merrill Lynch& Co. as its financial advisor.  The Board charged the Special Committee with the task of exploring strategic opportunities for the Company to maximize long-term shareholder value.  That work is ongoing, and the Board has also instituted a search for a new Chief Executive Officer.

    In conjunction with the Special Committee’s work we began to implement several critical initiatives designed to improve store-level execution and increase guest traffic and ultimately maximize the value of your investment in Steak ‘n Shake.  This work focused on simplifying all business initiatives, including a combination of strategic marketing programs, select new product development, menu simplification and process changes.  The initiatives include:

•	Intensifying focus on field leadership with the implementation of “Personalized Service,” which includes an updated dining room service process;
•	Implementing an improved process for hiring restaurant associates;
•	Implementing an improved store level management execution plan called “Leading from the Front”;
•
Critically reviewing the Company’s cost structure, which has already resulted in actions that will reduce the current fiscal year General & Administrative spending by approximately $8.1 million, with continuing initiatives in supply chain to help offset increased commodity costs and the impact of minimum wage increases;

•
Capitalizing on the industry growth in the breakfast day-part by launching a simplified breakfast menu focusing on hand-held breakfast sandwiches and the introduction of a premium coffee with strong brand equity - Seattle’s BestTM coffee;

•
Testing a less-expensive, more efficient and contemporary building to lower new unit costs, increase operational efficiency and optimize return on investment with the goal of unlocking the ability to intensify growth opportunities through franchising and unit expansion.

    In our opinion, the attractiveness of the Steak ‘n Shake brand and business will increase as we implement these changes and improve performance – this leads to our firm conviction that this is not the time to hand over control to a group of hedge fund investors with a very short-term investing horizon.

WHO IS MR. BIGLARI AND WHAT ARE HIS MOTIVES?

Mr. Biglari began investing in our company less than one year ago.  He and his fellow nominee, Philip Cooley, have absolutely NO experience in running a company in our segment of the restaurant industry.  While they are on the Board of Western Sizzlin’, that is a franchise business in which the company does not operate any of its own restaurants.  In our opinion, Mr. Biglari believes that he and his associate are more capable of running our company than our current Board and Management Team, which has a sound foundation in restaurant operations and which is focused on improving operations to increase shareholder value.

    In his initial proxy filing, Mr. Biglari announced that he would only be seeking two seats on our Board.  However, he later announced his intention to call a special meeting of shareholders following our annual meeting where he would seek the replacement of your entire Board and replace them with his own hand-picked nominees.  To us, this looks like a duplicitous attempt to gain control of the Company without paying any control premium to Steak ‘n Shake shareholders.

MR. BIGLARI’S ATTACK THREATENS TO DISRUPT OUR ATTEMPTS TO MAXIMIZE SHAREHOLDER VALUE

    Despite your Board’s belief that Mr. Biglari does not have the experience or expertise needed to run a business like ours, to avoid the cost and distraction of a proxy fight we offered him two seats on the Board.  In conjunction with this offer was a commitment to work collaboratively with him and Dr. Cooley.  We were disappointed that Mr. Biglari rejected our offer and has decided to continue what appear to be preliminary efforts to gain control of our entire Board.

    Despite the disruption caused by Mr. Biglari’s self-serving proxy contest, your Board continues to implement the foregoing initiatives and other efforts to maximize value for ALL shareholders.  What we find most puzzling is the fact that many of Mr. Biglari’s suggestions have already been implemented or are underway.  We are therefore unable to explain why Mr. Biglari would launch a contest for Board control when we are already implementing many of the initiatives he favors.  We can only reiterate our belief that Mr. Biglari is trying to wrest control of the Company without paying any premium to Steak ‘n Shake shareholders.

SUPPORT YOUR BOARD, MANAGEMENT TEAM AND OUR STRATEGIC INITIATIVES – DON’T RETURN ANY PROXY CARD THAT YOU MAY RECEIVE FROM MR. BIGLARI

    We understand that many of our fellow shareholders are displeased with the recent decrease in the value of their investment.  As fellow shareholders, your Board and management team share your displeasure and have experienced similar returns on their holdings.  However, we are aggressively working to maximize shareholder value and believe that Mr. Biglari and his associates will do nothing but hinder our attempts.  We hope that you will agree with us and urge you to vote the WHITE proxy card when you receive it.

    If you have any questions about our campaign we encourage you to call our proxy advisers, MacKenzie Partners, Inc., Toll-Free at (800) 322-2885 or (212) 929-5500 or by email at proxy@mackenziepartners.com.

    Your Board and Management Team look forward to speaking with many of you in the near future to discuss our plans to increase shareholder value.  We would also like to take this opportunity to thank you in advance for your continuing support.

Sincerely,
The Board of Directors of
The Steak ‘n Shake Company